Exhibit 99.1

SENIOR LIVING COMMUNITIES, LLC
AND
SUBSIDIARIES

Charlotte, North Carolina

Consolidated

Financial Statements

At

December 31, 2022 and 2021

And

For the Years Ended

December 31, 2022, 2021, and 2020

* * * * * * *

TABLE OF CONTENTS

Page
Financial Statements:

Independent Auditor’s Report	2-3

Consolidated Balance Sheets	4-5

Consolidated Statements of Operations	6

Consolidated Statements of Changes in Members’ Deficit	7

Consolidated Statements of Cash Flows	8-9

Notes to Consolidated Financial Statements	10-24

Independent Auditor’s Report

To the Members
of Senior Living Communities, LLC, and Subsidiaries

Opinion

We have audited the accompanying consolidated financial statements of Senior Living Communities, LLC (a North Carolina limited liability company) and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in members’ deficit, and cash flows for the years ended December 31, 2022, 2021 and 2020, and the related notes to the financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Senior Living Communities, LLC and its subsidiaries as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years ended December 31, 2022, 2021 and 2020, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Senior Living Communities, LLC and its subsidiaries and to meet our other ethical responsibilities in accordance with relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note S to the financial statements, the 2021 and 2020 financial statements have been restated to correct a misstatement. Our opinion is not modified with respect to this matter.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Senior Living Communities, LLC’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Senior Living Communities, LLC’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Senior Living Communities, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/Moyer, DeVoe & Iocco, PLLC

Charlotte, North Carolina
February 21 , 2023

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2022 and 2021

ASSETS

	2022	2021
Current Assets
Cash	$2,563,974	$3,034,290
Occupancy Fee Deposits in Escrow	1,018,133	1,114,578
Accounts Receivable, Net	3,572,756	2,543,700
Accounts Receivable - Other	270,714	216,774
Current Portion of Deferred Commissions	2,592,075	2,445,303
Prepaid Expenses and Other Current Assets	1,145,126	1,076,752
Total Current Assets	11,162,778	10,431,397

Property and Equipment
Construction and Renovations in Progress	821,070	343,072
Leasehold Improvements	66,705,650	59,386,036
Site Improvements	890,996	578,622
Furniture, Fixtures and Equipment	2,899,859	2,399,008
Automobiles and Golf Carts	3,416,212	3,122,606
Total Property and Equipment	74,733,787	65,829,344
Less Accumulated Depreciation	(30,884,778)	(24,978,748)
Property and Equipment, Net	43,849,009	40,850,596

Other Assets
Operating Reserve Escrow	270,000	185,000
Deferred Commissions, Net	5,900,576	5,653,675
Lease Deposit	10,860,794	10,824,008
Right-of-Use Assets - Operating Leases	244,091,637	268,235,833
Goodwill	83,975,668	83,975,668
Total Other Assets	345,098,675	368,874,184

TOTAL ASSETS	$400,110,462	$420,156,177
See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Balance Sheets (Continued)
December 31, 2022 and 2021

LIABILITIES AND MEMBERS' DEFICIT

	2022	2021
Current Liabilities
Accounts Payable	$6,481,689	$5,417,571
Accounts Payable - Related Party	4,693,390	1,819,596
Monthly Service Fees Received in Advance	631,284	1,112,845
Accrued Expenses	13,467,116	17,247,428
Resident Deposits	1,499,346	1,123,976
Current Portion of Deferred Revenues	11,645,528	11,361,065
Current Portion of Operating Lease Liabilities	27,414,164	23,756,797
Current Portion of Notes Payable	53,335	88,689
Current Portion of Note Payable - Related Party	675,000	675,000
Total Current Liabilities	66,560,852	62,602,967

Long-Term Liabilities
Line of Credit from NHI	15,846,982	9,565,623
Operating Lease Liabilities, Net of Current Portion	257,746,320	285,165,824
Notes Payable, Net of Current Portion	46,417	99,751
Deposits on Occupancy Agreements	3,490,177	4,811,877
Refundable Occupancy Fees	333,102,724	320,555,640
Deferred Revenues, Net of Current Portion	8,326,424	7,385,818
Distributions Payable	3,278,481	3,267,811
Total Long-Term Liabilities	621,837,525	630,852,344

Total Liabilities	688,398,377	693,455,311

Members' Deficit	(288,287,915)	(273,299,134)

TOTAL LIABILITIES AND
MEMBERS' DEFICIT	$400,110,462	$420,156,177
See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended December 31, 2022, 2021 and 2020

	2022	2021	2020
Revenues
Service Fees	$136,158,132	$121,091,738	$115,206,613
Occupancy Fees Earned	17,975,962	15,784,754	15,081,358
Ancillary Income	1,460,103	1,474,317	1,433,125
Revenues, Net	155,594,197	138,350,809	131,721,096

Expenses
Operating Expenses	102,222,306	92,783,364	86,576,600
General and Administrative Expenses	13,237,789	12,529,692	12,047,635
Lease Expense	47,591,274	47,591,274	47,731,566
Depreciation and Amortization	6,043,090	5,401,852	5,137,075
Total Expenses	169,094,459	158,306,182	151,492,876

Loss from Operations	(13,500,262)	(19,955,373)	(19,771,780)

Other Income (Expense)
SBA PPP Loan Forgiveness	—	—	8,302,100
HHS Provider Relief Funds	—	409,753	2,711,954
Interest Income	97,784	34,217	64,570
Interest Expense	(1,556,685)	(998,519)	(906,931)
Gain (Loss) on Disposal of Assets	26,000	(105,828)	6,000
Other Income	—	24,044	28,160
Other Expense	(55,618)	—	(68,920)
Other Income (Expense), Net	(1,488,519)	(636,333)	10,136,933

Net Loss	$(14,988,781)	$(20,591,706)	$(9,634,847)

See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Changes in Members' Deficit
For the Years Ended December 31, 2022, 2021 and 2020

Balance at January 1, 2020, as originally stated	$(242,979,967)

Prior Period Adjustment	343,246

Balance at January 1, 2020, as restated	(242,636,721)

Net Loss, as restated	(9,634,847)

Balance at December 31, 2020, as restated	(252,271,568)

Net Loss, as restated	(20,591,706)
Distributions to Members	(435,860)

Balance at December 31, 2021, as restated	(273,299,134)

Net Loss	(14,988,781)

Balance at December 31, 2022	$(288,287,915)
See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2022, 2021 and 2020

	2022	2021	2020
Cash Flows from Operating Activities
Net Loss	$(14,988,781)	$(20,591,706)	$(9,634,847)
Adjustments to reconcile net loss
to net cash provided by (used in) operations:
Depreciation and Amortization Expense	6,043,090	5,401,852	5,137,075
Amortization of Right-of-Use Assets	24,144,196	22,396,590	20,981,532
Amortization of Deferred Commissions	3,423,710	2,958,247	2,794,730
Amortization of Occupancy Fees	(17,975,962)	(15,784,754)	(15,081,358)
Provision for Bad Debt Expense	905,175	668,201	231,809
(Gain) Loss on Disposal of Assets	(26,000)	105,828	(6,000)
Interest Income Accrued to Lease Deposits	(36,786)	(26,186)	(41,120)
Interest Expense Accrued to Distribution Payable	10,670	8,158	12,864
Interest Expense Accrued to Line of Credit	1,281,359	785,435	652,941
SBA PPP Loan Forgiveness	—	—	(8,302,100)
(Increase) Decrease in:
Accounts Receivable	(1,934,231)	(934,126)	(93,918)
Accounts Receivable - Other	(143,901)	159,944	907,674
Deferred Commissions	(3,817,384)	(4,730,271)	(3,019,394)
Prepaid Expenses and Other Current Assets	(68,374)	(144,905)	(124,172)
Utility Deposits	—	—	19,755
Increase (Decrease) in:
Accounts Payable	1,064,118	(1,631,132)	(1,171,294)
Accounts Payable - Related Parties	2,873,794	1,819,596	—
Monthly Service Fees Received in Advance	(481,561)	54,936	(165,767)
Accrued Expenses	938,377	979,873	852,520
Operating Lease Liabilities	(23,762,137)	(19,952,368)	(16,773,804)
Resident Deposits	375,370	450,429	(7,512)
Deposits on Occupancy Agreements	(1,321,700)	(321,972)	452,817
Net Cash Used In Operating Activities	(23,496,958)	(28,328,331)	(22,377,569)

Cash Flows from Investing Activities
Additions to Property and Equipment	(8,951,541)	(9,220,247)	(5,615,070)
Cash Advances to Related Parties	(15,894,252)	(14,891,608)	(12,886,425)
Repayment of Cash Advances by Related Parties	15,894,252	14,891,608	12,886,425
Net Proceeds from Sale of Assets	26,000	1,800	6,000
Net Cash Used in Investing Activities	(8,925,541)	(9,218,447)	(5,609,070)
See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Continued)
For the Years Ended December 31, 2022, 2021 and 2020

	2022	2021	2020
Cash Flows from Financing Activities
SBA PPP Loan Proceeds	$—	$—	$8,302,100
Occupancy Fees Received	75,742,048	87,921,723	49,218,727
Occupancy Fees Refunded	(48,712,622)	(54,600,189)	(26,041,719)
Proceeds from Notes Payable	—	—	176,203
Principal Payments on Notes Payable	(88,688)	(187,471)	(198,952)
Proceeds from Line of Credit from NHI	7,000,000	1,500,000	10,453,531
Repayment of Line of Credit from NHI	(2,000,000)	(4,000,000)	(5,000,000)
Cash Advances from Related Parties	4,036,770	4,272,309	4,776,014
Repayment of Cash Advances from Related Parties	(4,036,770)	(4,272,309)	(4,776,014)
Distributions to Members	—	(435,860)	—
Net Cash Provided by Financing Activities	31,940,738	30,198,203	36,909,890

Net Increase (Decrease) in Cash and Restricted Cash	(481,761)	(7,348,575)	8,923,251

Cash and Restricted Cash at Beginning of Year	4,333,868	11,682,443	2,759,192

Cash and Restricted Cash at End of Year	$3,852,107	$4,333,868	$11,682,443

Supplemental Cash Flow Information:

Cash paid for interest expensed	$264,656	$204,926	$241,126
Cash paid for amounts included in the measurement of
lease liabilities:
Operating cash flows from operating leases	$(47,518,160)	$(45,208,130)	$(43,423,676)

Significant non-cash transactions:

Interest income credited to lease deposit	$36,786	$26,186	$41,120

Acquisition of vehicles in exchange
for note payable	$—	$—	$176,203

Capitalized interest added to line of credit	$—	$—	$6,553
Interest expense accrued to line of credit	$1,281,359	$785,435	$652,941
Interest expense accrued to distribution payable	$10,670	$8,158	$12,864

Right-of-Use Assets - Operating Leases value modified	$—	$(1,016,958)	$—
Operating Lease Right-of-Use Liability modified	$—	$(1,016,958)	$—

See Independent Auditor’s Report and Accompanying Notes.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2022 and 2021

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Business Activity - Senior Living Communities, LLC (the Company) was organized November 1, 2005 for the purpose of developing and operating continuing care retirement communities (CCRCs) located in the United States. It operates as a limited liability company (LLC) in accordance with and pursuant to the North Carolina Limited Liability Company Act, and its members have limited personal liability for the obligations or debts of the entity. Only one class of member’s interest exists.

These consolidated financial statements include the accounts of Senior Living Communities, LLC and its subsidiaries - BrightWater Retirement, LLC; Cascades Retirement, LLC; Cascades Nursing, LLC; Charlotte Assisted Living, LLC; Evergreen Woods Retirement, LLC; Homestead Hill Retirement, LP; Litchfield Retirement, LLC; Marsh’s Edge, LLC; Osprey Village at Amelia Island, Ltd.; Ridgecrest Retirement, LLC and Summit Hills, LLC. All material intercompany transactions and accounts are eliminated in consolidation.

Limited Liability Company / Income Taxes - The Company has elected to file its income tax return on the accrual basis as a partnership for federal and state income tax purposes. As a result, the Company’s taxable earnings or losses are passed through to the Company’s members who are then taxed based on their allocable share of such taxable earnings or losses. Accordingly, no provision or benefit for federal or state income taxes has been reported by the Company. The Company is no longer subject to income tax examinations by tax authorities for 2018 and prior years.

As an LLC, each member’s liability is limited to amounts reflected in their respective member capital accounts.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications - Certain accounts in the prior year financial statements may have been reclassified for comparative purposes to conform with the presentation in the current year financial statements.

Cash and Cash Equivalents - The Company considers all highly liquid unrestricted investments with maturities of three months or less to be cash. The Company had no cash equivalents during the years ended December 31, 2022, 2021 and 2020.

Accounts Receivable and Allowance for Doubtful Accounts - Accounts receivable are reported net of an allowance for doubtful accounts. On a periodic basis, management evaluates accounts receivable balances and establishes an allowance for doubtful accounts, based on its analysis of collectability as the receivables age. The allowance for doubtful accounts at December 31, 2022 and 2021 is $1,260,427 and $1,204,353, respectively.

Accounts receivable includes amounts due from third-party payors. Billings for services under third-party payor programs are recorded at amounts expected to be collected. Subsequent positive or negative adjustments are recorded when known. Contractual or cost-related adjustments from Medicare are accrued when assessed. Gross amounts due from third-party payors at December 31, 2022 and 2021 are $4,397,949 and $3,161,645, respectively.

Inventory - Inventories are stated at cost determined on the first-in, first-out basis.

Property and Equipment - Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Major renewals and improvements are capitalized while replacements, maintenance, and repairs which do not improve or extend the useful lives of the assets, are expensed. When assets are sold or retired, their cost and accumulated depreciation are removed from the accounts and resulting gains and losses are included in the consolidated statements of operations.

Deferred Commissions - The Company pays commissions on all occupancy agreements. The Company will occasionally provide move-in services or other incentives to residents to sign an occupancy agreement for independent living units. In accordance with Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, incremental costs of entering into contracts with customers are recognized as an asset and amortized over the expected life of the contracts.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

The nonrefundable portion of occupancy fees received from independent living residents prior to moving into the community is earned over a five-year amortization period. The related costs are expensed on a straight-line basis over the same five-year amortization period. If a resident moves out prior to the end of the five-year period, the remaining costs are expensed in the same period. Amortization of these costs is included in general and administrative expenses. Accumulated amortization of deferred commissions at December 31, 2022 and 2021 is $8,484,184 and $7,329,738, respectively.

The Company expenses as incurred costs related to acquiring healthcare rental agreements with residents who move into assisted living, memory care, or skilled nursing under the practical expedient permitted under ASC 340, Other Assets and Deferred Costs, because these contracts are considered contracts that are renewed monthly.

Goodwill - The Company follows Accounting Standards Update (ASU) 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Accounting for Goodwill Impairment. This ASU requires entities to calculate impairment as the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The ASU requires the same test be applied to goodwill for all reporting units, even those with zero or negative carrying amounts and requires entities to disclose the amount of goodwill at reporting units with zero or negative carrying amounts. The adoption of this guidance had no impact on the Company’s consolidated financial statements.

For the years ended December 31, 2022, 2021 and 2020, no impairment of goodwill was identified.

Compensated Absences - Employees of the Company are entitled to paid time off depending upon job classification, length of service, and other factors. The amount of paid time off earned but not taken by employees is recorded as a current liability on the consolidated balance sheets. The amount reflects as of December 31, 2022 and 2021, all unused time off employees have earned at their current rate of pay that would be payable upon termination under the Company’s payout policy. The applicable share of employer-related taxes payable on the eventual payments has not been accrued as it is not practicable for the Company to estimate. The Company’s policy is to recognize the employer-related taxes when the payment is made to the employee. Accrued paid time off included in accrued expenses at December 31, 2022 and 2021 is $1,733,807 and $1,604,811, respectively.

Self-Insurance - The Company has established a self-insured health plan for the benefit of its employees and those of related parties (see Note Q). Under the plan, the Company covers health claims for participants up to certain limits. Claims in excess of these limits are insured with stop-loss insurance. Beginning January 1, 2021, claims paid by the plan are pooled and allocated to each participating entity based on its respective number of participants in the plan. Through December 31, 2020, claims paid by the plan were allocated to and reimbursed by the employer of the participant who made the claim. Had the Company used the same claims allocation method for the year ended December 31, 2020, the costs allocated to the Company on a consolidated basis would have been an additional $242,347.

The Company has accrued a liability it believes is adequate to cover the outstanding claims and claims that have been incurred but not yet reported based on historical experiences, changes in medical costs, and changes in the number and age of plan participants. Any subsequent changes in estimate are recorded in the period in which they are determined.

Obligation to Provide Future Services (FSO) - The Company periodically calculates the present value of the net cost of future services and use of facilities to be provided to current residents and compares that amount with the balance of deferred revenue from nonrefundable entrance fees. If the present value of the net cost of future services and use of facilities exceeds the unamortized deferred revenue from nonrefundable entrance fees, a liability is recorded (FSO) with a corresponding charge to income. No FSO liability has been recorded as of December 31, 2022 and 2021, because the present value of the net cost of future services and use of facilities is less than the deferred revenue from entrance fees.

Revenue Recognition - The Company offers various forms of contracts (occupancy agreements) with independent living residents which require an entrance fee to be paid upon moving into its communities. The nonrefundable portion of the occupancy fee paid represents contract revenues to be recognized over the expected length of time a resident will reside in the community’s independent living. Monthly service fees are revenues associated with the contracts with residents and are billed monthly in advance. The Company recognizes revenue from monthly service fees as services are provided to residents under guidance that applies to contracts that are monthly with the option to renew. Monthly service fee revenue is recognized at the billing rates that the Company establishes from time to time.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Ancillary income is recognized from services provided to residents on an “as needed” basis and for which a separate charge is assessed and billed in arrears. See Note M for further discussion of the Company’s revenues.

Government Grants - The Company recognizes income from government grants over the periods in which it recognizes the related expenses for which the grants are intended to cover when there is reasonable assurance of compliance with the applicable terms and conditions of the grants received.

Leases - On December 17, 2014, the Company entered into a master lease agreement with National Health Investors, Inc. This master lease has an initial lease term that is set to expire on December 31, 2029 and has two options to extend the lease for an additional five years with each extension. On November 8, 2016, Senior Living Communities, LLC entered into a lease agreement with NHI-REIT of Evergreen, LLC for another community. This lease has an initial lease term that is set to expire on December 31, 2029 and has two options to extend the lease for an additional five years each. On June 28, 2019, Senior Living Communities, LLC entered into a lease agreement with NHI-REIT of Axel, LLC for an additional community. This lease has an initial lease term that is also set to expire on December 31, 2029 and has two options to extend the lease for an additional five years each. On April 14, 2021, the Company and NHI-REIT of Axel, LLC agreed to an amendment of the lease agreement to modify the total base rent due and payment terms. Senior Living Communities, LLC entered into sub-lease agreements with its subsidiaries under the same lease terms it has with National Health Investors, Inc.

Following ASC 842, Leases, the Company determines whether an arrangement is or contains a lease at lease inception. Operating leases are included in operating lease right-of-use (ROU) assets, current operating lease liabilities and non-current operating lease liabilities in the consolidated balance sheets. The ROU asset represents the Company’s right to use the leased assets over the term of the lease. Lease liabilities represent the Company’s obligations to make lease payments over the term of the lease.

For operating leases, the Company determines the present value of the lease payments over the lease term, including any renewal periods that they are reasonably certain they will exercise. To determine the present value of the lease payments, the Company uses the rate implicit in the lease if it is determinable. When the rate implicit in the lease is not determinable, the Company uses its incremental borrowing rate at the commencement date of the lease. Lease expense is recognized on a straight-line basis over the lease term. The Company has elected not to recognize an asset or obligation for leases with an initial term of twelve months or less. The expense associated with short-term leases is included in operating expenses in the consolidated statements of operations.

For finance leases, after lease commencement the lease liability is measured on an amortized cost basis and increased to reflect interest on the liability and decreased to reflect the lease payments made during the period. Interest on the lease liability is determined each period during the lease term as the amount that results in a constant period discount rate on the remaining balance of the liability. The ROU asset is subsequently measured at cost, less any accumulated amortization and any impairment losses. Amortization is recognized over the period from commencement of the lease to the earlier of the end of the useful life of the asset or end of the lease term. The discount rate used by the Company for the finance leases is the Company’s incremental borrowing rate as determined at lease inception.

If a lease arrangement includes both lease and non-lease components, where the Company is the lessee, the components are accounted for separately.

See Note O for further discussion of the Company’s leases and Note P for further discussion of the lease amendment.

Advertising - The Company expenses advertising costs when the advertising first takes place. Consolidated advertising expenses for the years ended December 31, 2022, 2021 and 2020 are $1,051,449; $1,277,134; and $1,447,331, respectively.

Fair Value of Financial Instruments - ASC 820, Fair Value Measurement, defines fair value and establishes a three-level valuation framework and hierarchy for disclosure of fair value measurements. That framework prioritizes the inputs to valuation used to measure fair value of an asset or liability as of the measurement date. The hierarchy gives the highest priority to the lowest level of input that is significant to the fair value measurement.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

The three levels are described as follows:

Level 1 - Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets.
Level 2 - Inputs to the valuation methodology include quoted market prices for similar assets or liabilities in active markets and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Cash and occupancy fee deposits in escrow are carried at amounts considered by management to approximate fair value because of their short-term nature.

NOTE B - CASH AND RESTRICTED CASH

The Company maintains various escrow accounts. Occupancy Fee Deposits in Escrow represent escrow accounts required to be maintained per lease agreements with National Health Investors, Inc. or in accordance with state regulation. This restricted cash account is reported on the consolidated balance sheets as current assets.

The Operating Reserve Escrow represents funds contributed by the Company since it began operating the Evergreen Woods community to a reserve fund escrow account required by Connecticut state law to cover certain debt obligations and operating costs of the community. This restricted cash account is reported on the consolidated balance sheets as a noncurrent asset.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets to the amounts shown in the consolidated statements of cash flows:

	2022	2021
Cash	$2,563,974	$3,034,290
Occupying Fee Deposits in Escrow	1,018,133	1,114,578
Operating Reserve Escrow	270,000	185,000
Total Cash and Restricted Cash as shown
in the Statements of Cash Flows	$3,852,107	$4,333,868

NOTE C - CONCENTRATIONS

Senior Living Communities, LLC and its subsidiaries maintain their cash balances at one bank under a sweep account arrangement. The operating accounts of Senior Living Communities, LLC and each of its participating subsidiaries are zero balance accounts. The daily ending balance of each account is cleared by sweep transfers to a master account held by Senior Living Communities, LLC. Funds held in the master account are owned by the respective entities, and Senior Living Communities, LLC is the custodian. When funds are required in the operating accounts to clear checks and other disbursements, the necessary amounts are automatically transferred from the master account back to the operating accounts.

Deposit insurance through the Federal Deposit Insurance Corporation is a function of ownership of the funds on deposit. Each entity participating in the master account is entitled to its own separate deposit insurance up to $250,000. At times, the balances may exceed the insured amounts. The Company periodically reviews the financial condition of the institutions and believes the risk of loss to be minimal.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE D - ACCOUNTS RECEIVABLE - OTHER

Claims submitted to insurance for property damages and other costs at December 31, 2022 and 2021 total $183,385 and $33,409, respectively.

At December 31, 2022 and 2021, the Company expects to be reimbursed by the stop-loss insurer for health claims paid in excess of its self-insured limits $87,329 and $74,750, respectively.

NOTE E - CONSTRUCTION IN PROGRESS

The Company has expansion projects at several communities. The projects include cottages, villas, and other improvements. Costs related to the construction are allocated to the specific project or unit under construction, including interest on any portion of the line of credit specified for construction. Once the unit has received its certificate of occupancy or the renovation project is complete, the total cost is removed from construction in progress and is included in leasehold improvements.

NOTE F - GOODWILL

Goodwill as reported in the consolidated balance sheets is comprised of goodwill associated with two reporting units with negative carrying values – Marsh’s Edge, LLC and Evergreen Woods Retirement, LLC. Goodwill was recorded in these units when the operations of the two communities were acquired, and liabilities assumed exceeded assets transferred in the acquisition. Total goodwill of Marsh’s Edge, LLC is $27,886,228, and total goodwill of Evergreen Woods Retirement, LLC is $56,089,440 at December 31, 2022 and 2021.

NOTE G - DEFERRED COMMISSIONS

The Company pays commissions and other move-in incentives directly tied to occupancy agreements that are signed with independent living residents and that require occupancy fees to be paid in advance. Management believes these are recoverable costs. Therefore, the Company has capitalized them as deferred commissions in the accompanying consolidated balance sheets. These costs are amortized over the estimated period the Company will provide services to the residents and over which it earns the nonrefundable portion of occupancy fees received upon move-in. Based on the average residency of an independent living resident across all communities operated by Senior Living Communities, LLC, the Company expects this to be five years from the date the resident moves in. The related costs are expensed on a straight-line basis over the same five-year amortization period and included in general and administrative expenses in the accompanying consolidated statements of operations. The Company expenses any unamortized costs related to a contract with a resident who moves out prior to the end of the five-year amortization period to general and administrative expenses. Amortization of deferred commissions for the years ended December 31, 2022 and 2021 is $3,423,710 and $2,958,247, respectively.

The Company expenses as incurred all incremental costs related to acquiring healthcare rental agreements with residents who move into assisted living, memory care, or skilled nursing under the practical expedient permitted under ASC 340, Other Assets and Deferred Costs, because these contracts are considered rental agreements that are renewed monthly.

NOTE H - CONTINGENCIES

The Company is subject to certain lawsuits occurring in the normal course of its business. The Company maintains general liability and professional liability insurance policies it believes are appropriate based on the nature and risks of its business. The policies provide coverage on a claims-made basis and are subject to certain deductibles. Through consultation with legal counsel and an analysis of historical experience, management accrues estimated expected losses related to deductible amounts from both asserted and incurred but not reported claims. The Company routinely reviews the adequacy of its insurance coverage and its accruals for any losses not covered by insurance. As of December 2022 and 2021, the Company accrued reserves of $1,565,000 and $1,130,000, respectively, under such insurance policies.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE I - LINE OF CREDIT FROM NHI

National Health Investors, Inc. has provided a line of credit to Senior Living Communities, LLC to be used for various construction projects and to provide working capital, as necessary, through the expiration of the master lease (“Maturity Date”).

In 2019, the loan agreement was modified to provide the Company a maximum amount of $15,000,000. In March of 2021, the loan agreement was modified to provide the Company a maximum amount of $20,000,000 through December 31, 2022 and $15,000,000 thereafter. In November of 2022, the loan agreement was modified to provide the Company $20,000,000 through December 31, 2024 and $15,000,000 thereafter.

Interest on the outstanding principal balance of the loan accrues at a fixed per annum rate of eight percent. Prior to the third loan modification agreement, effective November 31, 2022, interest accrued at a floating per annum rate of the Ten Year Treasury Note Rate plus six percent (6%). On the first business day of each month thereafter, the Company shall pay to the landlord (a) accrued interest at the Note Rate based upon the principal outstanding during the Interest Accrual Period and (b) any other amounts due under the Loan Documents.

The Company has the option of capitalizing the interest hereunder by adding it to the principal balance each month and paying it on the Maturity Date. Principal payments under a Working Capital Loan shall be due on the first day of the month following receipt by the landlord of the Company’s consolidated quarterly financial statements in an amount equal to one hundred percent (100%) of the consolidated operating net income as shown in such consolidated quarterly financial statements. In addition, a principal payment in the dollar amount necessary to reduce the outstanding principal to $15,000,000 shall be due and payable on December 31, 2024. Thereafter, the maximum amount available to the Company will be $15,000,000. Outstanding advances at December 31, 2022 and 2021 under this agreement are $15,846,982 and $9,565,623, respectively.

NOTE J - NOTES PAYABLE

The following are the amounts outstanding as of December 31:
	2022	2021
An unsecured note payable to a related party, interest to accrue at the One Month LIBOR Index Rate plus 1% per annum, all outstanding principal and accrued interest due on demand.	$675,000	$675,000

A note payable to a bank, monthly payments of $1,763, including interest at 4.20%, all outstanding principal and interest due November 13, 2022, secured by vehicles.	—	34,485

A note payable to a bank, monthly payments of $965, including interest at 4.20%, all outstanding principal and interest due September 16, 2023, secured by vehicle.	8,531	19,491

Notes payable to a financing company, monthly payments of $3,942, including interest at 3.5%, all outstanding principal and interest due December 18, 2024, secured by vehicles.	91,221	134,464
Total	774,752	863,440
Less amounts due within one year	728,335	763,689
Long-term notes payable	$46,417	$99,751

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE J - NOTES PAYABLE (Continued)

Future minimum payments under long-term notes payable as of December 31, 2022 are:

Year Ending
December 31	Amount
2023	$728,335
2024	46,417
2025	—
2026	—
2027	—
Thereafter	—
Total	$774,752

NOTE K - REFUNDABLE OCCUPANCY FEES

Senior Living Communities, LLC and its subsidiaries recognize a long-term liability for the refundable portions of occupancy fees received from residents. Under the terms of the occupancy agreements and the master lease with the landlord, the refunds are to be made from occupancy fees collected from replacement residents. Certain refund obligations are secured by mortgages from the landlord.

The Company offers three forms of occupancy agreements: the “90% Minimum Refund Plan,” the “60% Minimum Refund Plan,” and the “Endowment Plan.” The Company has also offered a “100% Minimum Refund Plan.” The “100% Minimum Refund Plan” and the “90% Minimum Refund Plan” occupancy agreements provide for repayment to the resident 100% or 90% of the original occupancy fee paid by the resident, respectively, regardless of when the resident subsequently moves out of the home. The “60% Minimum Refund Plan” occupancy agreements provide for repayment to the resident 90%, 80%, or 70% of the original occupancy fee paid by the resident if the resident moves out of the home in the 1st, 2nd or 3rd year, respectively, after becoming a resident. In the 4th year or thereafter, the resident is entitled to a 60% refund of the occupancy fee paid. The “Endowment Plan” occupancy agreements provide for repayment to the resident of 90% of the original occupancy fee paid by the resident if the resident moves out of the home within the first six months of becoming a resident. After six months, the refundable portion is reduced each month by 2% of the total occupancy fee paid by the resident until the refundable portion is reduced to zero. For all of these plans, the refund is payable upon the earlier of securing a substitute resident who pays to the Company the then applicable occupancy fee or five years from the date the resident moves out.

The community operated by Evergreen Woods Retirement, LLC previously offered an occupancy agreement that provides for a refund of 70% of the occupancy fee paid by the resident, regardless of when the resident moves. The refund obligation is usually due thirty days after a substitute resident has paid the Company the applicable occupancy fee. However, some of these occupancy agreements provide for the refund to be paid one year, eighteen months, or three years after the resident has moved out, even if the unit has not been reoccupied.

Some of the residents of the community operated by Cascades Retirement, LLC were residents prior to the acquisition by Senior Living Communities, LLC in 2010. The occupancy agreements with these residents provide for a refund of 90% of the occupancy fee received from the substitute resident.

NOTE L - DEFERRED REVENUES

A portion of the occupancy fee received from residents represents payment for future services and therefore is nonrefundable. The nonrefundable portion is recorded as deferred revenue and recognized as earned revenue over a period of five years from the resident’s move-in date, which approximates the average residency of the communities’ residents in independent living. For “60% Minimum Refund Plans” and “Endowment Plans,” the deferred revenue is adjusted as amounts become nonrefundable under the terms of the occupancy agreements. The current portion of nonrefundable occupancy fees to be recognized as revenue in future periods under existing occupancy fee contracts as of December 31, 2022 and 2021 are $11,645,528 and $11,361,065, respectively. Periodically, the Company re-evaluates the appropriate revenue recognition period for income earned from these contracts.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE M - REVENUE

Significant Accounting Policies and Nature of Services

Senior Living Communities, LLC operates ten senior living communities in five states through its subsidiaries. Evergreen Woods Retirement, LLC operates in Connecticut. Charlotte Assisted Living, LLC; Homestead Hill Retirement, LP and Ridgecrest Retirement, LLC operate in North Carolina. BrightWater Retirement, LLC; Cascades Retirement, LLC and Cascades Nursing, LLC; Litchfield Retirement, LLC; and Summit Hills, LLC operate in South Carolina. Marsh’s Edge, LLC operates in Georgia. Osprey Village at Amelia Island, Ltd. operates in Florida.

The Company derives all of its revenues from providing an array of services to residents over the period of their residency in the communities. Such services include residential, social, wellness, dining, housekeeping, and healthcare in accordance with occupancy agreements which specify the obligations of the CCRC to the resident. Generally, the communities offer a continuum of level of care units available for residents to reside: independent living, assisted living, memory care, and skilled nursing. Charlotte Assisted Living, LLC only offers assisted living and memory care. Evergreen Woods Retirement, LLC and Ridgecrest Retirement, LLC do not offer memory care. Ridgecrest Retirement, LLC and Osprey Village at Amelia Island, Ltd. do not offer skilled nursing.

The Company offers various forms of contracts for its independent living residents. With the exception of Ridgecrest Retirement, LLC, all communities offer Type C – Fee-for-Service Contracts, which require an entrance fee upon moving into the community, and market rates are charged for health care services on an “as needed” basis. Evergreen Woods Retirement, LLC also offers Type A – Life Care Contracts (“Traditional Plans”), which also require an entrance fee upon moving into the community but provide for skilled nursing services at the same rate that the resident would pay for independent living services plus fees for extra meals and other supplies and services, provided certain conditions are met. Ridgecrest Retirement, LLC only offers Type D – Rental Agreements where no entrance fee is paid and market rates are charged for health care services on an “as needed” basis. Type D contracts are offered at other communities in a limited capacity. For contracts that require an entrance fee to be paid upon move-in, the nonrefundable portion of the occupancy fee paid represents contract revenues to be recognized over the expected length of time a resident will reside in the community’s independent living.

When a resident signs a “90% Minimum Refund Plan,” a “60% Minimum Refund Plan,” or an “Endowment Plan” occupancy agreement, the Company charges the resident a monthly service fee for services provided to these residents at the billing rates that the Company establishes from time to time. This service fee is charged for the programs and services provided by the community, including emergency call and fire alarm system monitoring, cable, utilities, daily meal services, weekly housekeeping services, pest control, grounds keeping, social and wellness programming, parking, and priority admission status to healthcare units. Healthcare services are not included.

When a resident signs a “Traditional Plan” occupancy agreement with Evergreen Woods Retirement, LLC, the monthly service fee charged to the resident includes the same services as the other plans plus nursing care in the Health Center for ninety (90) cumulative days without relinquishing their independent living residence. Charges for nursing care beyond the 90 days are dependent upon relinquishing the independent living residence. Therapy, pharmaceutical and medical supplies, personal laundry, and equipment rental during the healthcare stay are not included, and additional charges at current market rates would be charged for these.

For all Type D contracts, a nominal, nonrefundable community fee is charged to the resident upon entrance into the community and separate service fees are charged monthly. There is no refund due to a resident upon moving out. Under these contracts, a monthly service fee is charged for use of the premises and for the programs and services offered by the community.

For all Healthcare Rental Agreements, which are with residents who move into assisted living, memory care, or skilled nursing, a monthly service fee is charged for use of the premises and for the programs, services, and healthcare provided by the community, including direct care, emergency call and fire alarm system monitoring, cable, utilities, daily meal services, housekeeping services, grounds keeping, social and wellness programming, and local transportation.

The occupancy fee paid by residents gives the resident initial right to the premises and access to additional goods or services though the monthly service fee. At those communities where Type A, Type C and Type D contracts are offered, monthly service fees charged to residents under Type A or Type C contracts are lower than those associated with Type D contracts.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE M - REVENUE (Continued)

For Type A and Type C contracts, the fee associated with the occupancy agreement is higher on units with a higher percentage refund. The nonrefundable portion of the occupancy fee for these contracts is effectively an advance payment on those future services provided by the monthly service fees. As such, a portion is be recognized to revenue as those services are provided. For Type D contracts and Healthcare Rental Agreements, the resident receives the services at a standalone selling price for the service.

Monthly service fees are a component of revenue associated with the contracts with residents. The Company recognizes revenue from monthly service fees as services are provided to residents under guidance that applies to contracts that are monthly with the option to renew. Revenue is recognized at the billing rates that the Company establishes from time to time or at the rates established by Medicare for providing services to residents whose costs of care are to be reimbursed under the various programs Medicare administers. Ancillary income is recognized from services provided to residents on an “as needed” basis and for which a separate charge is assessed.

The nonrefundable portion of the occupancy fees paid represents contract revenues to be recognized over the expected length of time a resident is expected to live in the community’s independent living. The Company recognizes revenue by amortizing a portion of the nonrefundable entrance fee paid in advance for services to be provided over the residents’ expected period of residency. The nonrefundable portion is recorded as deferred revenue and is adjusted as it becomes nonrefundable under the terms of the occupancy agreements. This revenue is earned over a period of five years from the resident’s move-in date, which approximates the average residency of the residents in independent living across Senior Living Communities, LLC.

Disaggregation of Revenue

All revenue is earned as services are provided over time.

	2022	2021	2020
Service Fees:
Independent Living	$70,972,275	$62,955,679	$60,564,889
Assisted Living	24,133,622	20,106,223	17,616,565
Memory Care	9,673,365	9,936,708	8,885,970
Skilled Nursing	30,908,322	27,484,498	27,441,911
Other	470,548	608,630	697,278
Total Service Fees	136,158,132	121,091,738	115,206,613
Nonrefundable Occupancy Fees Earned	17,975,962	15,784,754	15,081,358
Ancillary Income	1,460,103	1,474,317	1,433,125
Total Revenues	$155,594,197	$138,350,809	$131,721,096

Skilled nursing service fees are further disaggregated by payor type:

	2022	2021	2020
Medicare	$15,569,670	$14,199,539	$13,198,972
Private Pay	13,302,298	11,448,521	12,140,125
Other Third-Party Payors	2,036,354	1,836,438	2,102,814
Total Skilled Nursing Service Fees	$30,908,322	$27,484,498	$27,441,911

Invoices are sent to residents on the 20th of the month for the following month’s monthly service fee and for the prior month’s ancillary services that were provided. Medicare is billed in arrears. Amounts due from residents for the prior month’s ancillary services, any unpaid monthly service fees for which services have been provided, and the amounts due from Medicare are included in accounts receivable in the accompanying consolidated balance sheets. The Company also records an allowance for doubtful accounts based on its analysis of collectability as the receivables age. The Company records deferred commissions for costs related to occupancy agreements that require occupancy fees to be paid in advance by residents who move into independent living.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE M - REVENUE (Continued)

The Company records a liability for amounts paid in advance by residents for monthly service fees as well as for refundable occupancy fees and nonrefundable occupancy fees received in advance. Refundable occupancy fees represent amounts due to residents as of December 31 if the resident were to move out of the community. Deferred revenues represent the portion of the occupancy fees received from residents in advance that is nonrefundable as of December 31 that represents advanced payments for services to be provided over the full duration of their residency.

The following table provides information about contract assets and contract liabilities related to occupancy agreements with residents at December 31:

	2022	2021
Contract Assets:
Receivables, which are included in Accounts Receivable, Net	$3,572,756	$2,543,700
Deferred Commissions, Net	8,492,651	8,098,978

Contract Liabilities:
Monthly Service Fees Received in Advance	$631,284	$1,112,845
Resident Deposits	1,499,346	1,123,976
Deposits on Occupancy Agreements	3,490,177	4,811,877
Current Portion of Refundable Occupancy Fees
which are included in Accounts Payable or Accrued Expenses	5,855,769	9,477,187
Refundable Occupancy Fees not currently due	333,102,724	320,555,640
Deferred Revenue, Current Portion	11,645,528	11,361,065
Deferred Revenue expected to be recognized subsequent to
December 31 of the following year	8,326,424	7,385,818

Significant changes in the contract assets during the year ended December 31 are as follows:

	2022	2021
Contract Assets:
Receivables:
Increase (decrease) from revenue billed but not collected	$1,335,410	$852,878
(Increase) decrease in Allowance for Doubtful Accounts	(56,074)	(586,953)
Deferred Commissions
Increase for commissions capitalized	3,817,384	430,271
Decrease for amortization and other write-offs	(3,423,710)	(2,958,247)

Significant changes in the contract liabilities during the year ended December 31 are as follows:

	2022	2021
Contract Liabilities:
Increase (decrease) in cash received, excluding amounts recognized
as revenue during the year	$(106,191)	$505,365
Increase for Occupancy Fees received from independent
living residents less amounts recognized as revenue
during the year	75,742,048	87,921,723
Decrease for Occupancy Fees refunded to former independent
living residents	(48,712,622)	(54,600,189)

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE M - REVENUE (Continued)

The following table includes estimated revenue expected to be recognized in the future related to performance obligations that are unsatisfied or are partially unsatisfied at the end of the reporting period related to the expected nonrefundable portion of occupancy fees paid in advance under Type A and Type C contracts:

Year Ending
December 31	Amount
2023	$15,706,775
2024	12,528,167
2025	10,999,678
2026	6,966,742
2027	1,840,934
Total	$48,042,296

The Company applies the practical expedient permitted in ASC 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

NOTE N - 401(k) PLAN

The Company has established a 401(k) plan for the benefit of its eligible employees and the eligible employees of its subsidiaries and related companies. Employees who are 21 years of age or older are immediately eligible to participate in the plan and are eligible for matching contributions. Employees become fully vested in the employer contributions to the plan after one year of service. The Company’s matching contribution equals 20% of up to 5% of compensation. Consolidated employer matching contributions for the years ended December 31, 2022, 2021, and 2020 are $327,509; $290,435 and $302,463, respectively.

NOTE O - LEASES

Senior Living Communities, LLC leases most of its senior housing communities under one master lease agreement. Additionally, the Company leases two other communities outside of the master lease agreement. The initial lease term for all of these leases is set to expire on December 31, 2029. All include an option to renew for two additional five-year terms. Under the agreements, the Company is responsible for all operating costs, maintenance and repairs, insurance, and property taxes.

Additionally, Senior Living Communities, LLC and its subsidiaries lease various types of equipment with terms ranging from month-to-month to four years.

The components of rent expense for the year ended December 31 are as follows:

	2022	2021

Operating Lease Cost - Facilities, reported as Lease Expense	$47,591,274	$47,591,274
Variable Lease Cost - Facilities
Property Insurance, reported as Operating Expenses	1,522,579	1,452,507
Property Taxes, reported as Operating Expenses	6,278,985	6,182,227
Operating Lease Cost - Equipment, reported as Operating Expenses	67,367	67,365
Short-term Lease Costs, reported as Operating Expenses	77,727	91,226
Total Lease Costs	$55,537,933	$55,384,599

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE O - LEASES (Continued)

Supplemental consolidated balance sheet information related to leases for the year ended December 31 are as follows:

	2022	2023
Operating Leases:
Operating Lease Right-of-Use Asset	$330,986,718	$331,042,847
Accumulated Amortization	(86,895,081)	(62,807,014)
Operating Lease Right-of-Use Asset, Net	$244,091,637	$268,235,833

Current Operating Lease Liabilities	$27,414,164	$23,756,797
Noncurrent Operating Lease Liabilities	257,746,320	285,165,824
Total Operating Lease Liabilities	$285,160,484	$308,922,621

Other information:
Weighted average remaining lease term - operating leases	8.0 years	9.0 years
Weighted average discount rate - operating leases	8.00%	8.00%

The following is a consolidated schedule of future minimum base rental payments for the communities over the next five years and in total:

Year Ending
December 31	Amount
2023	$48,872,344
2024	50,301,589
2025	51,810,636
2026	53,364,953
2027	54,965,902
Thereafter	114,928,207
Total	$374,243,631
As of December 31, 2022, the Company has no operating leases that have not yet commenced.

NOTE P - CHARLOTTE ASSISTED LIVING, LLC – LEASE AMENDMENT

As discussed in Note R, COVID-19 has significantly disrupted the United States economy, the Company, and the senior living industry as a whole. During 2020 and 2021, the COVID-19 pandemic negatively impacted operating results and cash flows at varying amounts at the community level. In response to the economic disruptions caused by the COVID-19 pandemic, and the direct affect this had on the Charlotte Assisted Living, LLC community, the lessor agreed to an amendment of the lease agreement between Senior Living Communities, LLC and NHI-REIT of Axel, LLC. This amendment became effective April 14, 2021, and resulted in a concession of payments that do not result in a substantial increase in the rights of the lessor or the obligations of the lessee. Due to the framework of ASC-842 not encompassing the global impact and financial crisis that was caused by COVID-19, the Financial Accounting Standards Board (FASB) has identified that an electable alternative to lease modification is available. This election allows for companies to opt out of performing the lease modification review to determine if it is a modification or new lease and instead assume the modified enforceable rights and obligations existed under the original lease. FASB has specified that this election is only available for COVID-19 lease concessions resulting in the total consideration required of the contract to be substantially the same as, or less than, the total consideration that was originally required by the contract. Under this guidance the Company elected to assume that these concessions made specifically to the COVID-19 pandemic are explicitly stated as enforceable rights and obligations within the lease, whether they are explicitly stated or not. This election permitted the Company to account for the concessions as if they existed in the original contract and therefore account for these changes in the year ended December 31, 2021. The application of the lease concession resulted in a decrease in the present value calculation of the ROU asset and lease liability. Both were decreased by $1,016,958 as of the date of the amendment.

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE Q - RELATED PARTY TRANSACTIONS

The Company participated in several transactions with individuals, corporations and other limited liability companies considered related due to common ownership and/or control.

Through December 31, 2020, Donald O. Thompson, Jr. and Brenda U. Thompson (Mr. and Mrs. Thompson) were the stockholders of Maxwell Group, Inc. and the LLC members of Senior Living Communities, LLC; Live Long Well Care, LLC; Cypress Retirement, LLC; Stratford Retirement, LLC; Wellmore, LLC; and WDI Parent, LLC. Wellmore, LLC has two subsidiaries – Wellmore of Tega Cay, LLC and Wellmore of Lexington, LLC. WDI Parent, LLC has one subsidiary – Wellmore of Daniel Island, LLC.

Effective January 1, 2021, 50% of the ownership of Senior Living Communities, LLC was transferred by Brenda U. Thompson to the Brenda U. Thompson Irrevocable Trusts for the benefit of Benjamin M. Thompson and Joshua E. Thompson, sons of Donald O. Thompson, Jr. and Brenda U. Thompson. The trustee of the trusts is Donald O. Thompson, Jr. In addition to a transfer of Mrs. Thompson’s ownership interest in Senior Living Communities, LLC, Mrs. Thompson also transferred to the trusts her 50% ownership interest in various related parties, including Live Long Well Care, LLC; Stratford Retirement, LLC; WDI Parent, LLC and Wellmore, LLC, and 500 non-voting shares of stock in Maxwell Group, Inc. Additionally, Donald O. Thompson, Jr. transferred 125 non-voting shares of stock in Maxwell Group, Inc. to Benjamin M. Thompson and 125 non-voting shares of stock in Maxwell Group, Inc. to Joshua E. Thompson. Donald O. Thompson, Jr. continues as manager of the aforementioned LLCs and retains ownership of 100% of the voting stock of Maxwell Group, Inc.

Benjamin M. Thompson and Joshua E. Thompson are the member of Wildewood Retirement, LLC.

Senior Living Communities, LLC maintains an escrow account for use by its subsidiaries for the acceptance of certain deposits from prospective new residents and to hold funds designated for refunds currently owed to former residents of the communities. In its capacity as the parent company, Senior Living Communities, LLC pays various expenses on behalf of its subsidiaries, principally rent, property taxes, and insurance. The subsidiaries also engage in certain intercompany advances and expense allocations.

Stratford Retirement, LLC; Wellmore of Daniel Island, LLC; Wellmore of Lexington, LLC; Wellmore of Tega Cay, LLC and Wildewood Retirement, LLC also share certain expenses with Senior Living Communities, LLC throughout the year.

Maxwell Group, Inc. provides the subsidiaries of Senior Living Communities, LLC with management, employee recruitment, accounting, advertising, and creative services throughout the year.

Live Long Well Care, LLC, an affiliated company established to provide home health services to the residents of the retirement communities operated by Senior Living Communities, LLC and other related companies, and the subsidiaries of Senior Living Communities, LLC provide labor on a contract basis to each other to provide services to residents of the communities. They also share certain expenses throughout the year.

Transactions and outstanding balances with LLC members during the years ended December 31, 2022, 2021 and 2020 included the following:

	2022	2021	2020
Interest paid to Mr. and Mrs. Thompson	$—	$—	$39,861

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE Q - RELATED PARTY TRANSACTIONS (Continued)

Transactions and outstanding balances with other related parties during the years ended December 31, 2022, 2021 and 2020 included the following:

	2022	2021	2020
Distribution payable to Mr. Jackson, due upon
refund of Lease Deposit	$3,278,481	$3,267,811	$3,258,961

Note payable to Maxwell Group, Inc.	675,000	675,000	675,000

Interest on note payable to Maxwell Group, Inc.	22,132	15,776	15,636

Management fees paid to Maxwell Group, Inc.	9,650,055	10,578,054	11,057,514

Management fees payable to Maxwell Group, Inc.	4,671,100	1,819,596	—

Reimbursements of labor and other expenses received from:
Live Long Well Care, LLC	5,590,099	5,603,531	6,496,875

Reimbursement of expenses received from:
Stratford Retirement, LLC	1,162,226	866,967	538,707
Wellmore of Daniel Island, LLC	1,893,625	1,645,355	1,382,777
Wellmore of Lexington, LLC	1,510,940	1,312,383	1,237,806
Wellmore of Tega Cay, LLC	1,622,074	1,608,874	1,779,965
Wildewood Retirement, LLC	1,695,131	1,479,634	1,370,319

NOTE R - COVID-19 PANDEMIC

The World Health Organization declared the coronavirus (COVID-19) outbreak to be a pandemic on March 11, 2020. The pandemic has significantly disrupted, and likely will continue to disrupt for some time, the United States economy, the Company, and the senior living industry as a whole. Federal, state, and local governments have enacted certain safety measures to help minimize the spread of the virus. Such safety measures specific to the senior living industry and the Company have included, but not limited to, restrictions on admissions, visitation, and communal activities; personal protection equipment requirements; and testing requirements, among others. The Company has also implemented its own additional safety measures for the protection of its residents and team members. As a result of these factors, the Company has encountered significant challenges with occupancy levels while also incurring significant additional operating costs and expenses.

In response to the economic effects of the pandemic, Congress enacted the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) on March 27, 2020 which, among other economic stimulus measures, established the Paycheck Protection Program (PPP). Administered by the Small Business Administration (SBA) with the assistance of participating lenders, this program provides loans to businesses and other entities to help them continue paying their workers. PPP loans are eligible for full or partial forgiveness if the funds were used for certain qualifying costs such as payroll, rent, mortgage, interest, and utilities within a specified frame.

In April 2020, the Company applied for and was approved for PPP loans in the amount of $8,302,100. GAAP does not include guidance that specifically addresses the accounting for a business entity that obtains a forgivable loan from a government entity. In absence of explicit guidance, ASC 105, Generally Accepted Accounting Principles, provides a hierarchy for entities to use in determining the relevant accounting framework. The Company has elected to account for the PPP loan proceeds as a government grant pursuant to guidance in International Accounting Standards (IAS) 20, Accounting for Government Grants and Disclosure of Government Assistance, by analogy. The Company believed it used all of the proceeds from the PPP loan for qualifying expenses and has met all other criteria for forgiveness, and therefore, has

SENIOR LIVING COMMUNITIES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements (Continued)
December 31, 2022 and 2021

NOTE R - COVID-19 PANDEMIC (Continued)

recognized the entire amount of the loan as other income for the year ended December 31, 2020. Between March 11, 2021, and April 1, 2021, the SBA approved the Company’s request for full forgiveness of its PPP loans in the amount of $8,302,100.

In addition, the CARES Act established the Provider Relief Fund, administered by the US Department of Health and Human Services (HHS), to assist healthcare providers in the battle against the pandemic. Grants received from the Provider Relief Fund are subject to the terms and conditions of the program. The funds may only be used to prevent, prepare for, and respond to COVID-19 by covering the costs of healthcare related expenses or reimbursing the Company for lost revenues that are attributable to COVID-19. The Company is required to report to the HHS on the use of the grants, which is subject to audit. During the years ended December 31, 2021 and 2020, the Company accepted $409,753 and $2,711,954 respectively, of cash for grants from the Provider Relief Fund, all of which has been recognized as other income in the period received based upon its estimates of its satisfaction of the underlying terms and conditions.

The Company cannot predict with reasonable certainty the impact that the COVID-19 pandemic ultimately will have on its business, results of operations, financial condition, and cash flows as it will be dependent on a variety of factors, including but not limited to, the duration and severity of the disease itself; the impact on national and local economies, including housing, equity, and labor markets; governmental financial and regulatory relief efforts; and general perception and demand for senior living communities.

NOTE S - PRIOR PERIOD ADJUSTMENT

During 2022, management discovered financial statement errors that caused an understatement of members’ deficit as previously reported.

The errors related to an understatement of the lease deposit held by the landlord for interest earned and an overstatement of distributions payable to a former LLC member. The net effect of all adjustments as of January 1, 2020, totaled $343,246.

Additionally, the statements of operations and changes in members’ equity have been restated for the year ended December 31, 2020, to include interest income of $41,120 for interest earned on the lease deposit held by the landlord and interest expense of $12,864 for interest due on the distributions payable to a former LLC member. The statements of operations and changes in members’ equity have been restated for the year ended December 31, 2021, to include interest income of $26,186 for interest earned on the lease deposit held by the landlord and interest expense of $8,158 for interest due on the distributions payable to a former LLC member. The balance sheet at December 31, 2021, has been restated to reflect the increased lease deposit balance of $10,824,008 and to reflect the adjusted distribution payable to a former LLC member of $3,267,811.

NOTE T - SUBSEQUENT EVENTS

The Company evaluated transactions occurring after December 31, 2022, in accordance with ASC 855, Subsequent Events, through February 21, 2023, which is the date the financial statements were available for issuance. Based on this evaluation, no disclosures or adjustments were made to the financial statements.